UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 2, 2014

RiceBran Technologies
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As has previously been reported, on September 24, 2013 and as amended on December 7, 2013, RiceBran Technologies (the “Company”) entered into an acquisition and stock purchase agreement with H&N Distribution, Inc. (“H&N”) and the shareholders of H&N (the “H&N Shareholders”) pursuant to which the H&N Shareholders agreed to sell 100% of the issued and outstanding shares of capital stock of H&N to the Company (the “Purchase Agreement”).

On January 2, 2014, the Company purchased 100% of the issued and outstanding shares of H&N for $2.0 million plus a promissory note for up to $3.25 million (subject to adjustment pursuant to the Purchase Agreement) and with an annual interest rate of 1%.  The Company has the option to pay principal and accrued interest under the note in either cash or in its common stock.  In the event the Company elects to pay the note in its common stock, payment must be made by the earlier of January 31, 2015 or within five business days following the issuance of shares to warrant holders under that certain warrant exchange agreement.  The number of shares issued to the H&N Shareholders under the note will be based on the volume weighted average price of the Company’s common stock for the thirty trading days ending on the second business day immediately before its election to pay the note in shares of its common stock, but in no event shall such price be lower than $6.00 or higher than $12.00.  If the Company elects to pay the note in cash, the Company agrees to make equal quarterly payments commencing on March 31, 2015 and ending on December 31, 2018.  During this payment period, the annual interest rate under the note will increase from 1% to 5% and shall further increase to 10% following January 31, 2016.  At the closing, H&N’s current Chief Executive Officer and founder, Mark McKnight, entered into a five (5) year employment contract with the Company to become Senior Vice President of Contract Manufacturing and a member of RBT’s Senior Management Committee.  Mr. McKnight will also assume the newly created position of President of RBT’s H&N subsidiary.

Item 9.01	Financial Statements and Exhibits

Exhibit
No.	Description
99.1	Press Release dated January 7, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES

Date: January 7, 2014	By:	/s/ J. Dale Belt
Jerry Dale Belt
Chief Financial Officer
(Duly Authorized Officer)